Exhibit 11



                           COMPUDYNE CORPORATION
                COMPUTATION OF NET INCOME PER COMMON SHARE
                 (In Thousands, Except for Per Share Data)
                                (Unaudited)




         Three Months Ended
              September 30,

Average Shares Outstanding                              1995       1994
1.       Average number of common shares outstanding     1,750     1,561
2.       Adjusted weighted average stock options               -
 65
3.       Adjusted weighted average number of
    common stock warrants outstanding                           -
129
    standing                                             1,750    1,755

Net Income (Loss)

4.  Income (loss) from continuing operations         $      68 $    139
5.  Loss from discontinued operations                     (106)
  -

    Net Income (Loss)                                $     (38)           $
139


Net Income (Loss) Per Share

6.  Income (loss) per common share from continuing
    operations                                       $     .04 $    .08
7.  Loss per common share from discontinued operations               (.06)
  -
    Net income per share                             $    (.02)           $
 .08